EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 5, 2006 (January 4, 2007 as to the effect of the restatement, discussed in Note 18, and April 19, 2007 as to the effect of the reverse stock split, discussed in Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 18), relating to the financial statements of Pharmasset, Inc. for the nine months ended September 30, 2005 appearing in the Annual Report on Form 10-K of Pharmasset, Inc. for the year ended September 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
June 18, 2008